23/08/2022

To whom it may concern;

Confirmation Letter

Disa Medinotec Proprietary Limited Registration number: 2015/115015/07

We, De Vos Richards Abed, hereby confirm that we were the former principal accountants of Disa Medinotec Proprietary Limited, Registration number: 2015/115015/07

We resigned in our capacity as auditors due to our firm not being registered with the PCAOB on the 12th of March 2021. We are not aware of any material open items that was left unresolved or any disagreements that would affect our opinion on the group for the past two financial periods and quarters thereafter.

Our services were limited to statutory audits in accordance with South African laws and regulations. No other services were provided.

The board of directors of Disa Medinotec has brought to our attention the disclosure made in relation to Item 304(a) and (b) of Regulation S-K and we are in agreement thereto.

Kind Regards,

/s// De Vos, Richards, Abed

De Vos, Richards, Abed Registered Auditors Chartered Accountants (S.A) Per: W. Abed

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